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                                                                   EXHIBIT 23.1

                         CONSENT OF ERNST & YOUNG LLP

  We consent to the reference to our firm under the caption "Experts" and to the use of our report dated February 7, 1997, except as to Note 3 and the last paragraph of Note 7, as to which the date is November 3, 1997, in Amendment No. 3 to the Registration Statement (Form S-1 No. 333-36479) and related Prospectus of Dan River Inc. for the registration of 6,700,000 shares of its common stock.

  Our audits also include the financial statement schedules of Dan River Inc. listed in Item 16(b). These schedules are the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedules referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

                                          /s/ Ernst & Young LLP

Charlotte, North Carolina

November 18, 1997